AMENDED & RESTATED DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of June 15, 1998, as revised and restated on March 1, 2001 and February 11, 2009, among the Direxion Funds Trust (the “Trust”), a Massachusetts business trust, Rafferty Asset Management, LLC (“Rafferty”), a New York limited liability corporation, and Rafferty Capital Markets, LLC (“Distributor”), a limited liability company organized and existing under the laws of the State of New York and the successor to Rafferty Capital Markets, Inc., the original distributor under this Agreement.  (All future references herein to this Agreement refer to this Agreement as revised and restated on February 11, 2009.)

WHEREAS the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and has registered its shares of beneficial interest (“Shares”) for sale to the public under the Securities Act of 1933, as amended (“1933 Act”), and has qualified its shares for sale to the public under various state securities laws; and

WHEREAS the Trust offers for public sale distinct series of Shares, each of which offers one or more classes of Shares, and each of which corresponds to a distinct portfolio as listed on Schedule A to this Agreement, as such Schedule A may be amended from time to time (“Series”); and

WHEREAS Rafferty is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and serves as investment adviser to the Trust; and

WHEREAS the Trust and Rafferty desire to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares of each Series listed on Schedule A (as amended from time to time) to this Agreement; and

WHEREAS this Agreement has been approved by a vote of the Trust’s Board of Trustees and its disinterested Trustees in conformity with Section 15(c) under the 1940 Act; and

WHEREAS the Distributor is willing to act as principal underwriter for the Trust on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.           Appointment.  The Trust hereby appoints the Distributor as its exclusive agent to be the principal underwriter to promote the Trust, solicit orders for the purchase of the Shares and accept orders for the purchase and redemption of Shares on behalf of the Trust, subject to the terms and for the period set forth in this Agreement.  The Distributor hereby accepts such appointment and agrees to act hereunder.

2.           Services and Duties of the Distributor.

(a)  The Distributor agrees to sell the Shares on a best efforts basis from time to time during the term of this Agreement as agent for the Trust and upon the terms described in the Registration Statement.  As used in this Agreement, the term “Registration Statement” shall mean the currently effective Form N-1A registration statement of the Trust, and any supplements thereto, under the 1933 Act and the 1940 Act.

(b)  The Distributor will hold itself available to receive purchase orders satisfactory to the Distributor for Shares and will accept such orders on behalf of the Trust.  Purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

(c)  The Distributor shall print and distribute to prospective investors Prospectuses, and shall print and distribute, upon request, to prospective investors Statements of Additional Information (“SAIs”), and may print and distribute such other sales literature, reports, forms and advertisements in connection with the sale of the Shares as comply with the applicable provisions of federal and state law.  In connection with such sales and offers of sales, the Trust authorizes the Distributor to provide only such information and make only such statements or representations as are contained in the Series’ then-current Prospectus, SAI, or in such financial or other statements furnished in writing to the Distributor by the Trust or as may properly be included in sales literature or advertisements in accordance with the provisions of the 1933 Act, the 1940 Act and applicable rules of self-regulatory organizations.  Neither the Trust nor any Series shall be responsible in any way for any other information, statements or representations given or made by the Distributor or its representatives or agents other than those described in the preceding sentence.  Except as specifically provided in this Agreement, the Trust shall bear none of the expenses of the Distributor in connection with its promotion, offer and sale of Shares.

(d)  The offering price of the Shares shall be the net asset value per Share as next determined by the Trust as set forth in the most-current Prospectus.  The Trust shall make available to the Distributor a statement of each computation of net asset value and the details of entering into such computation.

(e)  The Distributor may at its sole discretion repurchase Shares offered for sale by the shareholders.  Repurchase of Shares by the Distributor shall be at the price determined in accordance with, and in the manner set forth in, the most-current Prospectus.  At the end of each business day, the Distributor shall notify, by any appropriate means, the Trust and its transfer agent of the orders for repurchase of Shares received by the Distributor since the last such report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase.  The Trust reserves the right to suspend such repurchase right upon written notice to the Distributor.  The Distributor further agrees to act as agent for the Trust to receive and transmit promptly to the Trust’s transfer agent shareholder requests for redemption of Shares.

(f)  The Distributor shall not be obligated to sell any certain number of Shares.

(g)  The Distributor shall have the right to use any lists of shareholders of the Trust or any Series or any other lists of investors that it obtains in connection with its provision of services under this Agreement; provided, however, that the Distributor shall not sell or knowingly provide such lists of shareholders to any unaffiliated person of the Trust without the consent of the Trust’s Board of Trustees.

3.           Duties of the Trust.

(a)  The Trust shall keep the Distributor fully informed of its affairs and shall make available to the Distributor copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Trust by its independent public accountant and such reasonable number of copies of the most current Prospectus, SAI, and annual and interim reports as the Distributor may request, and the Trust shall fully cooperate in the efforts of the Distributor to promote, sell and arrange for the sale of the Shares and in the performance of the Distributor's duties under this Agreement.

(b)  The Trust shall maintain a currently effective Registration Statement with respect to such Series, maintain qualification with states and file with the Securities and Exchange Commission (the “SEC”) such reports and other documents as may be required under the 1933 Act and the 1940 Act or by the rules and regulations of the SEC thereunder.  Each Series shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to such Series’ communication with persons who are shareholders of that Series.

(c)  Each Series represents and warrants that the Registration Statement, post-effective amendments, Prospectus and SAI (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) of such Series shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor, pursuant to Section 3(a) hereof, shall be true and correct in all material respects.

4.           Other Broker-Dealers.  The Distributor in its discretion may enter into agreements to sell Shares of each Series to such registered and qualified retail dealers, as it may select.

5.           Withdrawal of Offering.  The Trust reserves the right at any time to withdraw all offerings of any or all Series by written notice to the Distributor at its principal office.

6.           Services Not Exclusive.  The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Distributor, who also may be a director, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or a dissimilar nature.

7.           Expenses of the Trust.  The Trust shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Trust, including (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation, filing, and printing of Registration Statements and/or Prospectuses or SAIs; (iii) the preparation and mailing of annual and interim reports, Prospectuses, SAIs, and proxy materials to shareholders; and (iv) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Trust pursuant to Paragraph 3(b) hereof, and the costs and expenses payable to each such jurisdiction for continuing qualification therein.

8.           Expenses of the Distributor.  Distributor shall bear all costs and expenses of (i) preparing, printing and distributing any materials not prepared by the Trust and other materials used by the Distributor in connection with the sale of Shares under this Agreement, including the additional cost of printing copies of Prospectuses, SAIs, and annual and interim shareholder reports other than copies thereof required for distribution to existing shareholders or for filing with any Federal or state securities authorities; (ii) any expenses of advertising incurred by the Distributor in connection with such offering; (iii) the expenses of registration or qualification of the Distributor as a broker or dealer under federal or state laws and the expenses of continuing such registration or qualification; and (iv) all compensation paid to the Distributor’s employees and others for selling Shares, and all expenses of the Distributor, its employees, and others who engage in or support the sale of Shares as may be incurred in connection with their sales efforts.

9.           Compensation.  As compensation for the services performed and the expenses assumed by the Distributor under this Agreement, the Distributor shall receive the amounts set forth in Schedule B.  Nothing in this Agreement shall be deemed to preclude the Distributor from making transfers of any compensation received by it hereunder to Rafferty or to another party as payment or reimbursement for expenses paid or incurred by Rafferty or such other party in connection with distribution-related activities, including (but not limited to) financing arrangements relating to classes of Shares that are subject to a contingent deferred sales charge.

10.           Indemnification.

(a)  The Trust agrees to indemnify, defend, and hold the Distributor, its officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigating or defending such claims, demands, or liabilities and any counsel fees incurred in connection therewith) that the Distributor, its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or SAI or arising out of or based upon any alleged omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities, or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust for use in the Registration Statement; provided, that in no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

(b)  The Trust shall not be liable to the Distributor under this Agreement with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other such person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent).  However, failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to the Distributor or any person against whom such action is brought otherwise than on account of this Agreement.

(c)  The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement.  If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld.  In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them.  If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.  The Trust agrees to promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of its Shares.

(d)  The Distributor agrees to indemnify, defend, and hold the Trust, its officers and directors, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigating or defending against such claims, demands, or liabilities and any counsel fees incurred in connection therewith) that the Trust, its directors or officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from the Distributor’s willful misfeasance, bad faith or negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement, Prospectus or SAI arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in either thereof or necessary to make such information not misleading, or arising out of any agreement between the Distributor and any retail dealer, or arising out of any supplemental sales literature or advertising used by the Distributor in connection with its duties under this Agreement.

(e)  The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld.  In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

11.           Services Provided to the Trust by Employees of the Distributor.  Any person, even though also an officer, director, employee, or agent of the Distributor who may be or become an officer, director, employee, or agent of the Trust, shall be deemed, when rendering services to the Trust or acting in any business of the Trust, to be rendering such services to or acting for solely the Trust and not as an officer, director, employee, or agent or one under the control or direction of the Distributor even though paid by the Distributor.

12.           Duration and Termination.

(a)           Unless sooner terminated as provided herein, this Agreement will continue in effect for two years from the above written date.  Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Series for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trust’s Trustees who are neither interested persons (as defined in the 1940 Act) of the Trust (“Independent Trustees”) or the Distributor, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Trust.

(b)           Notwithstanding the foregoing, this Agreement may be terminated with respect to any Series or in its entirety at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Trust on sixty days' written notice to the Distributor or by the Distributor at any time, without the payment of any penalty, on sixty days' written notice to the Trust.  This Agreement will automatically terminate in the event of its assignment.

13.           Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.  This Agreement may be amended as to any Series with the approval of the Trustees or of a majority of the outstanding voting securities of such Series; provided, that in either case, such amendment also shall be approved by a majority of the Disinterested Trustees.

14.           Limitation of Liability.  Trustees and shareholders of each Series shall not be personally liable for obligations of that Series in connection with any matter arising from or in connection with this Agreement.

15.           Notice.  Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party's principal offices.

16.           Miscellaneous.  (a) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  (b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.  (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.  (d) As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act and any related regulations and interpretations.  (e) Notice is hereby given that the Trust’s Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and that Declaration of Trust and this Agreement is executed by Trustees and/or officers of the Trust solely in their capacities as Trustees and/or officers, and any obligations imposed by the Declaration of Trust and this Agreement are not obligations of said Trustees and/or officers or of the shareholders of the Trust; rather, they are binding only upon the assets and property of the Trust.

17.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York and the 1940 Act.  To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.

DIREXION FUNDS                                                                                                                               RAFFERTY ASSET MANAGEMENT, LLC

By:           Daniel O’Neill                                                                                                                                        By:                Daniel O’Neill

RAFFERTY CAPITAL MARKETS, LLC

By:           Thomas A. Mulrooney

 DIREXION FUNDS
DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Direxion Funds Investor Class Distribution Plan shall be as follows:

Developed Markets Bull 2X Fund	Developed Markets Bear 2X Fund
Emerging Markets Bull 2X Fund	Emerging Markets Bear 2X Fund
NASDAQ-100® Bull 2.5X Fund	NASDAQ-100® Bear 2.5X Fund
S&P 500® Bull 2.5X Fund	S&P 500® Bear 2.5X Fund
Small Cap Bull 2.5X Fund	Small Cap Bear 2.5X Fund
Dollar Bull 2.5X Fund	Dollar Bear 2.5X Fund
10 Year Note Bull 2.5X Fund	10 Year Note Bear 2.5X Fund
China Bull 2X Fund	Commodity Bull 2X Fund
Latin America Bull 2X Fund	HY Bear Fund
Direxion/Wilshire Dynamic Fund	Dynamic HY Bond Fund
Commodity Trends Strategy Fund	Financial Trends Strategy Fund

Evolution All-Cap Equity Fund	PSI Core Strength Fund
Evolution Managed Bond Fund	PSI Macro Trends Fund
Evolution Market Leaders Fund	PSI Total Return Fund
Evolution Alternative Investment Fund

Up to 1.00% of the average daily net assets.

The maximum annualized fee rate pursuant to Paragraph 1 of the Direxion Funds Service Class Distribution Plan shall be as follows:

Commodity Trends Strategy Fund	Financial Trends Strategy Fund
Direxion/Wilshire Dynamic Fund

Spectrum Equity Opportunity Fund	Spectrum Global Perspective Fund
Spectrum Select Alternative Fund

Up to 1.00% of the average daily net assets;

HCM Freedom Fund

Up to 0.80% of the average daily net assets.

Last revised as of  February 11, 2009

SCHEDULE B
DISTRIBUTION AGREEMENT among the DIREXION FUNDS,
RAFFERTY ASSET MANAGEMENT, LLC and
RAFFERTY CAPITAL MARKETS, LLC

Pursuant to Section 9 of the Distribution Agreement among the Direxion Funds (the “Trust”), Rafferty Asset Management, LLC (“Adviser”) and Rafferty Capital Markets, LLC (“Distributor”), Adviser shall pay to Distributor a monthly fee of $7,500.  This monthly payment shall be in addition to the following amounts:

(i) Rule 12b-1 fees of 0.25% of average annual fund assets of the Investor Class Shares of the S&P 500® Bull 2.5X Fund, S&P 500® Bear 2.5X Fund, NASDAQ-100® Bull 2.5X Fund, NASDAQ-100®  Bear 2.5X Fund, Small Cap Bull 2.5X Fund, Small Cap Bear 2.5X Fund, Dollar Bear 2.5X Fund, Dollar Bull 2.5X Fund, Emerging Markets Bull 2X Fund, Emerging Markets Bear 2X Fund, Developed Markets Bull 2X Fund, Developed Markets Bear 2X Fund, China Bull 2X Fund, Latin America Bull 2X Fund, Commodity Bull 2X Fund, 10 Year Note Bull 2.5X Fund, 10 Year Note Bear 2.5X Fund, Dynamic HY Bond Fund, HY Bear Fund, Commodity Trends Strategy Fund, Financial Trends Strategy Fund, Direxion/Wilshire Dynamic Fund, Evolution Managed Bond Fund, Evolution All-Cap Equity Fund, Evolution Market Leaders Fund, Evolution Alternative Investment Fund, PSI Core Strength Fund, PSI Macro Trends Fund, and PSI Total Return Fund;

(ii) Rule 12b-1 fees of 0.75% of average annual fund assets of the Service Class Shares of the Commodity Trends Strategy Fund, Financial Trends Strategy Fund, and Direxion/Wilshire Dynamic Fund;

(iii) Rule 12b-1 fees of 0.80% of average annual fund assets of the Service Class Shares of the HCM Freedom Fund;

(iv) Rule 12b-1 fees of 1.00% of average annual fund assets of the Service Class Shares of the Spectrum Select Alternative Fund, Spectrum Global Perspective Fund, and Spectrum Equity Opportunity Fund;

(v) such additional fees as shall be set forth from time to time in this Schedule B.

The parties hereto have caused this Schedule B to be executed by their officers designated below as of the date designated below.

DIREXION FUNDS                                                                                                                               RAFFERTY ASSET MANAGEMENT, LLC

By:           Daniel O’Neill                                                                                       By:           Daniel O’Neill

RAFFERTY CAPITAL MARKETS, LLC

By:           Thomas A. Mulrooney

Last Revised as of February 11, 2009